Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

June 4, 2015

Board of Trustees
Whitestone REIT
2600 South Gessner, Suite 500
Houston, Texas 77063

Re: Proposed Sale of Up to $50 million of Common Shares under Registration Statement on Form S-3 (File No. 333-203727)

Ladies and Gentlemen:

We are acting as counsel to Whitestone REIT, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale by the Company from time to time of common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to a prospectus supplement dated June 4, 2015 and the accompanying base prospectus dated May 18, 2015 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-203727) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC (the “Wells Fargo Agreement”), the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and JMP Securities LLC (the “JMP Agreement”), the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and BMO Capital Markets Corp. (the “BMO Agreement”), the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and Wunderlich Securities, Inc. (the “Wunderlich Agreement”), the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and Ladenburg Thalmann & Co. Inc. (the “Ladenburg Agreement”) and the Amended and Restated Equity Distribution Agreement, dated June 4, 2015, by and among the Company, the Operating Partnership and Robert W. Baird & Co. Incorporated (the “Baird Agreement” and, collectively with the Wells Fargo Agreement the JMP Agreement, the BMO Agreement, the Wunderlich Agreement and the Ladenburg Agreement, the “Agreements”) and in the manner described in the Registration Statement and the Prospectus. The Shares will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the 1933 Act.

As counsel for the Company, we have examined the Agreements, the Registration Statement, the Prospectus, the Company’s Amendment and Restatement of the Declaration of Trust, as amended (the “Charter”) and the Company’s Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter. We have further assumed that, upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Agreements and the resolutions of the Board of Trustees or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP